EXHIBIT 10.1

U. S. Department of Justice

United States Attorney
Central District of California

Andrew Stolper	United States Courthouse
Assistant United States Attorney	411 W. Fourth Street
(714) 338-3536	Santa Ana, California 92701
andrew.stolper@usdoj.gov
July 18, 2006
Dan Marmalefsky, Esq.
Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California, 90013-1024
Richard E. Drooyan, Esq.
Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, California, 90071-1560

Re:	Endocare, Inc.
Dear Mr. Marmalefsky and Mr. Drooyan:
     This letter sets forth the agreement between the United States Attorney’s Office for the Central District of California (the “USAO”), and Endocare, Inc. (“Endocare”).
Introduction

1.	The USAO, in conjunction with the FBI and United States Postal Inspection Service is conducting a criminal investigation (the “Investigation”) into matters relating to Endocare’s 2001 and 2002 disclosures to investors, including its financial statements, press releases, and investor conference calls (“Investigated Disclosures”). During the course of the Investigation, the USAO notified Endocare of its belief that one or more Endocare employees or former employees violated federal criminal law in connection with the Investigated Disclosures during the course of their employment beginning in late 2001 and continuing through 2003 (the “relevant time period”).

2.	Endocare acknowledges that the USAO has developed evidence that one or more Endocare employees or former employees violated federal criminal law in connection with the Investigated Disclosures during the relevant time period. Endocare accepts responsibility for the conduct of these employees during the relevant time period.

Endocare does not endorse, ratify or condone criminal conduct and, as set forth below, has taken steps to prevent such conduct from occurring in the future.

Agreement

3.	Based upon Endocare’s acceptance of responsibility in the preceding paragraph and paragraph 7 below, its adoption of the remedial measures set forth in paragraphs 8-10 below, its commitment to implement and audit such remedial measures and its commitment to continue to cooperate with the USAO in its investigation and potential prosecutions of Endocare employees or former employees as set forth in paragraphs 4-6 below, the USAO agrees that it will not prosecute Endocare for any crimes committed by its employees during the relevant time period relating to the Investigated Disclosures. This non-prosecution Agreement shall become final and irrevocable on January 1, 2007. Endocare understands and agrees that if it violates this Agreement the USAO will no longer be bound by this Agreement and it will be free to prosecute Endocare for any crimes committed by its employees relating to the Investigated Disclosures. This Agreement does not provide any protection to any individual or any entity other than Endocare, and, in particular, this Agreement does not limit in any way the USAO’s ability to prosecute any individual or entity other than Endocare for any crime.

4.	Endocare agrees that it shall truthfully disclose to the USAO all information with respect to the activities of Endocare, its officers and employees concerning all matters about which the USAO shall inquire, and shall fully cooperate with the USAO. This obligation of truthful disclosure includes an obligation upon Endocare to provide to the USAO, on request, any document, record or other tangible evidence about which the USAO shall inquire of Endocare. This obligation of truthful disclosure includes an obligation to provide to the USAO access to Endocare’s facilities, documents and employees. This paragraph does not apply to any information protected by the attorney-client privilege that was created or occurred after January 1, 2003.

5.	Endocare agrees that upon request of the USAO, with respect to any issue relevant to its Investigation of Endocare, Endocare shall designate knowledgeable employees, agents or attorneys to provide information and/or materials on Endocare’s behalf to the USAO. Endocare agrees that it must at all times give to the USAO complete, truthful and accurate information.

6.	With respect to any information, testimony, document, record or other tangible evidence relating to Endocare provided to the USAO or a grand jury, Endocare consents to any and all disclosures to Governmental entities of such materials as the USAO, in its sole discretion, deems appropriate. With respect to any such materials that constitute “matters occurring before the grand jury” within the meaning of Rule 6(e) of the Federal Rules of Criminal Procedure, Endocare further consents to a) any order sought by the USAO permitting such disclosure and b) the USAO’s exparte or in camera application for such orders.

7.	Endocare agrees that it will not, through its attorneys, board of directors, agents, officers or employees make any statement in any SEC filing or press release that contradicts Endocare’s acceptance of responsibility as set forth in paragraph 2 above. Any such contradictory statement by Endocare, its attorneys, board of directors, agents, officers or employees shall constitute a breach of this Agreement, and Endocare thereafter would be subject to prosecution as set forth in paragraph 3 of this Agreement — provided, however, that upon the USAO’s notifying Endocare of such a contradictory statement, Endocare may avoid a breach of this Agreement by publicly repudiating such statement within 72 hours after notification by the USAO. This paragraph is not intended to apply, and does not apply, to any statement made by any person who has been charged by the USAO with a crime relating to the Investigated Disclosures.

8.	The USAO acknowledges that Endocare previously has provided the USAO with information substantiating the extensive remedial actions it has taken to insure the integrity of its financial reporting, including separation of the functions of Chief Operating Officer and Chief Financial Officer so that it now has a dedicated full-time CFO; appointment of an experienced financial expert as Chair of its Audit Committee; adoption of a Financial Code of Ethics; implementation of new policies for recognition and recording of revenues and expenses; implementation of new policies and procedures for financial reporting and disclosure; and development of an educational program designed to train employees at all levels on financial reporting matters.

9.	Endocare agrees that as of the date of execution of this agreement that it is, and thereafter shall remain, in compliance with all SEC rules and regulations.

10.	The USAO acknowledges that in anticipation of this non-prosecution agreement, Endocare changed its officer and director indemnification policies such that Endocare has the discretion to not advance funds to directors and executive officers for legal fees and expenses incurred in the defense of any federal criminal indictment pending against them and that this policy was adopted subject to then existing contractual obligations Endocare had with its executive officers and directors. Endocare agrees to maintain its policy of discretionary, rather than compulsory, advancement of legal fees in the event of federal criminal indictment of its officers and/or directors.

11.	Endocare agrees that should the USAO, in its sole discretion, determine that Endocare has deliberately given false, incomplete, or misleading information under this Agreement; or has hereafter committed any crime, or has otherwise knowingly, intentionally and materially violated any provision of this Agreement, Endocare shall, in the USAO’s sole discretion, thereafter be subject to prosecution for any federal criminal violation of which the USAO has knowledge, including any federal criminal violation relating to the Investigated Disclosures. Endocare agrees that any such prosecutions may be premised on information provided by Endocare, including information provided prior to this Agreement. Moreover, Endocare agrees that any such prosecutions that are not time-barred by the applicable statute of limitations on the date of this Agreement may be commenced against Endocare in accordance with this Agreement, notwithstanding the expiration of the statute of limitations between the effective date of this Agreement and January 1, 2007. By this Agreement, Endocare expressly intends to and does waive any rights in this respect.

12.	Endocare further agrees that in the event that the USAO, in its sole discretion, determines that Endocare has violated any provision of this Agreement: a) all statements made by or on behalf of Endocare to the USAO, or any testimony given by Endocare before a grand jury, the SEC, or elsewhere, whether prior or subsequent to this Agreement, or any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the USAO against Endocare and b) Endocare shall not assert any claims under the United States Constitution, Rule 11(e)(6) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule, that statements made by or on behalf of Endocare prior to or subsequent to this Agreement, or any leads therefrom, should be suppressed.

13.	Endocare agrees that the decision whether conduct or statements of any individual will be imputed to Endocare for the purpose of determining whether Endocare has violated any provision of this Agreement shall be in the sole discretion of the USAO.

14.	The USAO and Endocare agree that this Agreement is binding only on USAO and Endocare.

15.	The USAO and Endocare agree that Endocare’s obligations under this Agreement, with the exception of those contained in paragraph 4 above, shall expire on January 1, 2007. The USAO and Endocare agree that Endocare’s obligations contained in paragraph 4 above shall continue until such time as the USAO informs Endocare that its Investigation and/or related prosecutions are complete. Should Endocare fail to comply with its obligations under paragraph 4 after January 1, 2007, after notice of noncompliance from the USAO, Endocare shall be liable for all expenses, including attorneys’ fees, incurred by the USAO to enforce compliance with paragraph 4, as well as liquidated damages of $2,500 per day.

16.	The USAO and Endocare agree that this Agreement constitutes the full and complete agreement between them and may not be modified except in a writing signed by all the parties.

Very truly yours, Debra Wong Yang United States Attorney
by	/s/ Andrew Stolper
Andrew Stolper
Assistant United States Attorney

ENDOCARE, INC.

By	/s/ Craig Davenport

Craig Davenport
Chairman of the Board of Directors and
Chief Executive Officer

/s/ Dan Marmalefsky, Esq.
Dan Marmalefsky, Esq.
Counsel to Endocare, Inc.

/s/ Richard E. Drooyan, Esq.
Richard E. Drooyan, Esq.
Counsel to the Audit Committee of
Endocare’s Board of Directors